Rand Logistics Inc.
Fourth Quarter Fiscal 2014 Earnings Conference Call
June 12, 2014

Operator:                                             Good day and welcome to the Rand Logistics Inc. Fourth Quarter Fiscal 2014 Earnings conference call.  Today’s conference is being recorded.  At this time, I would like to turn the conference over to Ms. Alison Ziegler, Vice President, Cameron Associates.  Please go ahead.

Alison Ziegler:                                   Thank you, Lisa.  Good morning ladies and gentlemen and welcome to the Rand Logistics Fiscal 2014 Year-End Conference Call.  On the call today from the Company are Laurence Levy, Rand’s Executive Chairman; Ed Levy, Rand’s President; Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand’s Chief Financial Officer.  A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentations.html.

Before we begin, we would like to remind everyone that the conference call contains forward-looking statements.  For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results affecting our strategic plan as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, the effect of economic downturn in our market, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.  For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand’s annual report on Form 10-K as filed with the Securities and Exchange Commission on June 12th, 2014.

With that, I’d like to turn the call over to Mr. Laurence Levy.  Go ahead, Laurence.

Laurence Levy:                                   Thank you, Alison, and good morning everyone.  Thank you for joining us on today’s call.  After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results, Joe McHugh, Rand’s CFO will review the financial results, and Ed Levy, Rand’s President will provide further insight into our newest vessel which will be introduced into service in the second half of calendar 2015.  We will then open the call up for your questions.

  For our fiscal year ended March 31, 2014, we reported operating income plus depreciation and amortization of $32.5 million, an increase of 14.9% from fiscal year 2013.  We were generally satisfied with our fiscal 2014 results which overcame 2013 sailing season challenges with respect to commodity mix, customer shipment interruptions, inefficient trade patterns, and weather-related delays.  For the fourth consecutive year in a row, we increased marine freight revenue per Sailing Day.  Our tonnage carried in fiscal 2014 increased by 4.8% to 22.1 million tons, and we experienced a 7.7% reduction in vessel operating expenses per Sailing Day.  Vessel margin per Sailing Day grew to $10,712 in fiscal 2014.

  One of our primary objectives in the 2013 sailing season was to improve our operational execution.  We were able to offset challenging demand and weather conditions by improving the operating reliability of the fleet.  We experienced positive year-over-year improvements in many of the operating reliability metrics that we measure.  Specifically, we reduced lost days due to incidents by 85% to 23 days or 0.6 of 1% of total Sailing Days in the 2013 sailing season, and we reduced lost time due to mechanical delays by 31%.  We believe that opportunity exists to realize further improvements in certain of our key operating metrics in the year ahead.

Our goal for fiscal 2015 is to increase vessel margin per Sailing Day by capitalizing on revenue growth, including tonnage hauled, price, and commodity mix improvements.  At the present time, the demand environment for all of the commodities that we carry is as good as we have seen in the last five years.  In addition to market share gains that we previously announced, many of our existing customers appear to be experiencing organic growth for the first time in several years.  This is particularly true for aggregates, which account for approximately 50% of the tonnage that we carry.  If present demand conditions continue, the resulting scheduling flexibility should enable us to improve our trade patterns and increase the amount of time that our vessels spend in revenue-generating condition.  This should yield operating efficiencies and enhance our vessel margin per Sailing Day in the 2014 sailing season.  Finally, continuing to build on our operational execution improvement that we experienced during the 2013 sailing season remains a high priority.

While we remain upbeat about our prospects for fiscal 2015, I would caution that ice and weather conditions on the Great Lakes in April severely impacted our performance in the month; however, our May and thus far June operating and revenue performance has been consistent with our expectations.

 With that, I’d like to turn the call over to Scott to review our operations.  Scott?

Scott Bravener:                                    Thank you, Laurence.  Entering the 2013 sailing season, we communicated that our commodity mix was going to be less than optimal from a scheduling and profitability standpoint.  While we would characterize demand in the recently completed fiscal 2014 as adequate, it was erratic.  Softness in the aggregates markets, particularly in the April through August period, poor weather conditions at both the start and end of the sailing season, and a mine interruption experienced by one of our customers made optimizing our trade patterns difficult.  As a result of these factors, we could not maximize the percentage of time that our vessels operated in efficient revenue-generating condition.

However, when you look at the factors we have more direct control over, we made solid progress and were pleased with our execution in fiscal 2014.Year-over-year, we increased our tonnage carried by 4.8%, reduced lost sailing days due to incidents by approximately 85%, reduced lost time due to mechanical delays by approximately 31%, and reduced operating expenses per sailing day by 7.7%.  We also expanded our market share which resulted in our securing in excess of 250 days of new business for the 2014 sailing season, which should rebalance our commodity mix to be more in line with historical levels going forward.  In the 2014 sailing season, we will service the new business without increasing the number of vessels that we operate as compared to the 2013 sailing season.

 For the fiscal year ended March 31, 2014, we operated 15 vessels versus 16 vessels during the year ended March 31, 2013.  Despite operating one less vessel, our total Sailing Days still increased by 244 days or 6.2% to 4,166 Sailing Days during fiscal year 2014 from 3,922 Sailing Days during fiscal Year 2013.  This increase in Sailing Days coupled with price increases contributed to marine freight revenue improving by 11.3%, excluding the impact of currency movements.  Our leased vessel was in long-term layup status during the fiscal year ended March 31, 2014.

 We sailed for 248 Sailing Days during the three-month period ended March 31, 2014 compared to 204 Sailing Days during the same year-ago period.  Historically, vessel margins from Sailing Days in our fiscal fourth quarter are less profitable relative to the average for the sailing season.  This was particularly true this year due to the severe weather conditions experienced on the Great Lakes and vessel damage incurred due to operating in heavy ice conditions during the quarter.  In particular, we incurred approximately $350,000 in ice-related damage in the three-month period ended March 31, 2014.  In addition, these same conditions resulted in us not sailing any of our vessels in March 2014 versus 74 Sailing Days in March 2013.

 We measure Delay Days, which we define as lost time incurred by our vessels while in operation.  Delay Days occur due to mechanical issues, inclement weather, dock delays, and traffic congestion.  We experienced 470 Delay Days during the year ended March 31, 2014 compared to 375 during our fiscal year ended March 31, 2013.  We reduced Delay Days arising from vessel mechanical issues by 40 days or 31% as compared to the fiscal year ended March 31, 2013; however, the reduction in mechanical-related Delay Days during fiscal 2014 was offset by an increase of 137 days during the 12 months ended March 31, 2014 related to increased traffic congestion, dock and weather delays.  Weather-related delays accounted for approximately 43% of the Delay Days in fiscal 2014 as compared to approximately 28% of the Delay Days in the comparable period.  Delay Days as a percentage of total Sailing Days equaled 11.3% in fiscal 2014 compared to 9.6% for fiscal 2013.

 We reduced our vessel operating expenses per Sailing Day by approximately 7.7% or $2,069 in the 12 months ended March 31, 2014 versus the comparable period in 2013.

 As we have discussed on previous calls, vessel margin per Sailing Day is a key metric that we monitor to evaluate fleet performance.  Despite the challenging weather conditions and inefficiencies in our trade patterns, for the year ended March 31, 2014 vessel margin per day after winter work was $10,712 compared to $10,697 in the same year-ago period.  We estimate the vessel margin per day in the fiscal year ended March 31, 2014 was reduced by approximately $242 due to the change in the average exchange rate.

 While overall demand for many of the commodities that we transport remained below their trailing five-year averages and customer order patterns were erratic during the 2013 sailing season, we were still able to increase our total tonnage carried, and beginning in August 2013 we experienced an improvement in overall demand that has continued into the 2014 sailing season.  Demand requirements across the end markets that we serve and the commodities that we transport varied during the 2013 sailing season, specifically aggregates represented approximately 50.5% of our total tonnage in fiscal 2014.  While shipments increased 1.7% lakes-wide during the 2013 sailing season versus 2012 and remained below their five-year average, our shipments were up 5.1% in fiscal 2014.  As I have mentioned previously, the majority of our aggregates are used in construction end markets.  We are projecting a 13% increase in aggregates tonnage hauled in fiscal 2015, primarily as a result of an expected increase in available sailing days.

  Iron ore represented approximately 11.9% of our total tonnage in fiscal 2014.  Shipments decreased by 5.4% lakes-wide during 2013.  Our shipments decreased 18.2% during the 2013 sailing season as compared to the same period in 2012.  We are projecting that our iron ore tonnage will increase by approximately 45% in fiscal 2015 as a result of new business and replenishing customer inventory levels, which were reduced by the impact of reduced deliveries due to weather delays in the second half of fiscal 2014.

  Coal comprised approximately 12.8% of our total tonnage.  Shipments lakes-wide decreased 2.8% during 2013 versus 2012.  Lower Lakes decreased coal shipments by approximately 1.3% during fiscal Year 2014 primarily as a result of weather delays at the end of our sailing season and reduced participation in the overseas export coal movement.  We are projecting an increase of 9% in fiscal 2015 in part related to replenishing customer inventory levels which were reduced by the impact of reduced deliveries due to weather delays in the second half of fiscal 2014.

  Salt represented approximately 9.6% of our total tonnage.  Our salt tonnage increased by 26.3% during fiscal Year 2014 versus fiscal Year 2013 due to an increase in market share.  We expect our salt tonnage will increase by 30% in the 2014 sailing season as a result of market share gains and increased demand as end customers replenish inventories impacted by the winter of 2014.

  Grain represented approximately 11.2% of our total tonnage during fiscal 2014.  The grain tonnage that we carried increased by 19.3% during fiscal Year 2014 versus fiscal Year 2013 due to a shift of the deployment of our largest bulker and a record grain crop in Western Canada; this was despite challenging winter weather which limited further increases.

  During the 2014 winter layup and excluding our new vessel, capital expenditures and five-year special survey expenses equaled approximately $16.3 million, which was modestly higher than our budget.  Broadly, our capital expenditures and five-year special survey expenses incurred in this past winter season can be grouped into three general categories:  routine capital expenditures of $7.2 million, five-year special surveys, of which we completed one in fiscal 2014, which equaled $2.2 million; and vessel life extension and discretionary projects intended to improve vessel efficiency of $6.9 million.

  With that, I’d like to turn the call over to Joe McHugh for a review of the financial results.  Joe?

Joe McHugh:                                           Thanks, Scott.  I would now like provide a more detailed explanation of our financial results for the year ended March 31, 2014 compared to the same period in fiscal Year 2013.

Marine freight and related revenue generated from company operated vessels increased by $10.3 million or 8.8% to $128.1 million.  Excluding the impact of currency changes, freight revenue increased 11.3%.  This increase was primarily attributable to a 4.8% increase in tonnage carried, 244 net additional sailing days, and contractual price increases.  Fuel and other surcharges decreased by $10.9 million, or 29.2%, to $26.5 million.  In addition to reduced fuel prices, over the past year we renewed certain customer contracts and reset our contractual base fuel price to reflect prevailing market conditions for fuel.  These renewals resulted in a reduction of fuel surcharges and an equivalent increase in marine freight revenue.

   Marine freight and related revenue per Sailing Day increased $725 or 2.4% to $30,760 per Sailing Day.  This increase was offset by a weaker Canadian dollar, poor weather conditions, difficult trade patterns due to erratic demand, customer shipment interruptions, and commodity mix.

   Total revenue for the year was down marginally to $155.8 million.  Increased tonnage carried and increased prices were offset by reduced fuel surcharges and the effect of a weaker Canadian dollar.

   Vessel operating expenses decreased by $2.1 million, or 2.0%, to $102.8 million.  This decrease was attributable to the weaker Canadian dollar, reduced fuel pricing, reduced vessel incident costs, offset in part by 244 additional Sailing Days.  Vessel operating expenses per Sailing Day decreased $2,069 or 7.7% to $24,677 per Sailing Day.

   Repairs and maintenance, which consists of expensed winter work, decreased $1.2 million to $7.2 million.  We incurred higher winter work costs in the prior winter of 2013 primarily due to additional winter work costs incurred on the three vessels that were acquired in fiscal 2012.  In addition, we incurred lower fit-out costs in the winter of 2014 due to the late start of the 2014 sailing season.

Our general and administrative expenses decreased $1.3 million to $12.2 million. The reduction was primarily due to a weaker Canadian dollar, reduced legal expenses, and reduced bank fees.  Our general and administrative expenses represented 9.5% of marine freight revenues compared to 11.4% in fiscal 2013.  During the fiscal year ended March 31, 2014, $3.2 million of our general and administrative expenses were attributable to our parent company and $9.0 million were attributable to our operating companies.

  The Company’s operating income increased $2.8 million or 35.1% to $10.9 million for fiscal 2014.  Operating income plus depreciation and amortization increased 14.9% or $4.2 million to $32.5 million.

  We recognized a loss on extinguishment of debt of $1.3 million which comprised the write-off of the unamortized deferred financing costs in connection with our previously existing financing arrangement, which was refinanced in March.

  The weaker Canadian dollar impacted our Operating Income plus Depreciation and Amortization by $600,000.  Every one penny change in the value of the Canadian dollar versus the US dollar impacts our annual operating income plus depreciation and amortization by approximately US $250,000.  Our average monthly exchange rates for the year ended March 31, 2014, equaled US $0.9498 per Canadian dollar versus US $0.9990 per Canadian dollar for the same period last year.

  Finally, I’d ask you to turn to slide 13 of the aforementioned presentation.  We believe that this chart, which illustrates the Company’s trailing four quarters of operating income plus depreciation and amortization since the time of Rand’s purchase of Lower Lakes, highlights the Company’s earnings quality and growth in both good and difficult economic conditions.

  Now, I’d like to turn the call over to Ed.  Ed?

Ed Levy:                                                  Thanks Joe.  We are generally pleased with the size and performance of our fleet and our market position within the river-class segment of the Great Lakes.  Our near and medium term goal is to increase our return on invested capital by increasing our vessel margin per Sailing Day by 5 to 7% per annum and increasing our number of Sailing Days.  Our three, five and seven-year compound annual growth rate in vessel margin per Sailing Day before currency changes has been 8.1%, 3.4%, and 11.8% respectively.  Vessel margin per day equaled $10,712 for the year ended March 31, 2014.  There are several factors that we are focused on to growth both marine freight and vessel margin per day, including:
•	Capitalizing on volume and price increases as well as improving our commodity mix;
•
Increasing the percentage of time that our vessels are in revenue-generating condition by leveraging the data that we are mining from our newly implemented trip reporting software, and continuing to focus on operational execution;

•
Evaluating the merits of re-introducing our leased vessel that is currently in long-term layup back into service for the 2015 sailing season.  This will allow us to capitalize on the strength of the demand environment, as well as service long-term new contractual business that we have been awarded in the last 60 days.  Losses from this vessel equaled $1.2 million or approximately $290 per Sailing Day for the year ended March 31, 2014 versus it contributing a profit during our prior fiscal year.  We expect to incur a similar annual loss until such time as we elect to reintroduce this vessel back into service; and

•
Introducing our newest vessel into service during the second half of calendar 2015.  This vessel will have the largest carrying capacity of any existing Canadian river-class self-unloader and will be the most efficient river-class vessel on the Great Lakes.  Upon conversion, this vessel will be the first new Canadian flag river-class self-unloader introduced into service on the Great Lakes in over 40 years.

As previously mentioned, because of weather and ice conditions on the Great Lakes, we did not operate any of our vessels in March 2014 and the efficiency of those that operated in April was greatly diminished.  Specifically, in April 2014 we consciously elected to delay putting vessels into service for as long as possible to minimize both cost and damage to our vessels.  As a result, we operated for 223 Sailing Days in the month versus 385 days last year.  For those days that we did operate, our delays factor, the vast majority of which was weather-related, was 30%.  For certain of our vessels which are dedicated to cargo movement originating on Lake Superior, our delay factor approached 60%.  Our business began to return to normal during the first week of May when ice conditions on the Lower Lakes abated and the Coast Guard allowed vessels to operate unescorted on Lake Superior and on northern Lake Michigan and Huron.

We are pleased with our preliminary May revenues.  We sailed for 465 Sailing Days in the month which equaled 100% of our theoretical maximum.  The solid demand environment allowed us to create efficient trade patterns and maximize the percentage of time that our vessels were in revenue-generating condition.  We continue to realize executional improvements in our operations.

April aside, based on current customer demand we are likely to enjoy favorable scheduling flexibility and ratable demand throughout the remainder of 2014 and into January 2015.  This should allow us to drive operating efficiencies which will benefit our vessel margin per day.  The delay of start of the 2014 sailing season resulted in approximately $1.3 million of vessel fit-out costs and other winter work costs incurred in April due to the extended layup period.

As a result of lost Sailing Days in April, we are currently projecting operating our vessels for 3,850 Sailing Days in our current fiscal year, including operating for 53 days in January 2015.  This compares to 3,993 Sailing Days previously disclosed and 4,166 Sailing Days in fiscal 2014.

We anticipate G&A expenses will be approximately $13.0 million in fiscal 2015, which represents a 6.5% increase as compared to fiscal 2014.  The increase is inclusive of projected incentive compensation as we look to reward success and encourage long-term retention.

We are projecting interest expense to equal approximately $13.5 million in fiscal 2015 and capital expenditures, excluding the new vessel and any modification to the leased vessel that we elected not to operate for 2014 sailing season, of approximately $13 million.  Our planned capital expenditures include two five-year special surveys.

With that, I’d like to open the lines up for questions.  Operator?

Operator:                                              Yes, sir.  Ladies and gentlemen, if you would like to ask a question today, please signal by pressing star, one, on your telephone keypad.  If you are using a speaker phone, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Again, star, one, if you would like to ask a question, and we’ll pause just a moment to give everyone an opportunity to signal.

We will take our first question from John Tanwanteng from CJS Securities.

John Tanwanteng:                              Good morning, guys.  I’m just trying to wrap my head around the mix improvement this year.  Do you have any idea how much the mix impacted EBITDA last year?

Ed Levy:                                                Good morning, John. It’s Ed.  In the area of $3.5 million was the EBITDA impact to the negative versus the prior sailing season.

John Tanwanteng:                               Got it, and does the mix entering this year appear to be stronger than, say, your fiscal ’13 season?

Ed Levy:                                                 Yes, we talked about our iron ore tonnage projected up approximately 45% in the 2014 sailing season, and that represents the rebalancing of our mix versus the 2013 sailing season.  As we had represented this time last year, we knew our iron ore mix was going to be down in 2013 and we were very aggressive and focused in the 2013 sailing season to capture new business in order to rebalance that mix, and we were successful, as we previously disclosed.

John Tanwanteng:                               Okay, got it.  Then just for the McKee Sons, are you trying to actively fill demand for this year, or is that more of a fiscal ’16 story?

Ed Levy:                                                 We do not anticipate that the McKee Sons will sail any material number of days in the 2014 sailing season, and our expectation at the moment is that if we reintroduce it into service, it will not be material to our results until the sailing season beginning April 1, 2015.

John Tanwanteng:                               Okay, great.  I’m just looking at your projections.  Is there any reason you only budgeted 53 sailing days for the January period in ’15 compared to the average, which is closer to about 200?

Ed Levy:                                                  It will depend on what weather conditions and demand conditions look like at that point, John.  We want to take a conservative approach, recognizing that in January of 2014 we meaningfully exceeded the 53 day number that we are currently projecting.

John Tanwanteng:                                 Okay, got it.  Thank you very much.

Operator:                                                 We’ll take our next question from Kevin Sterling from BB&T Capital Markets.

Kevin Sterling:                                       Thank you.  Good morning gentlemen.  You guys talked about sailing for 100% of your days in May.  I was hoping maybe you could provide some color as to how much of that was pent-up demand coming off the slow start to the season versus new business wins, and even changes you’ve made to optimize your sailings.

Laurence Levy:                                        Scott, could you address that, please?

Scott Bravener:                                       Okay, I’ll start with 100%, Kevin.  We expect to sail 100% in May, so that shouldn’t be any surprise.  We did not have any vessel incidents, which allowed us to fully utilize the fleet for the month of May.  There is compressed demand from April carrying through for the balance of the season, which is going to further impact our scheduling flexibility to the positive.  We’re going to have—we had a pretty good mix going into the year, and that’s going to only serve to accentuate that, and we are very pleased with our May results.  The fleet operated well across the board.

Kevin Sterling:                                        All right, thanks Scott.  Ed, you talked about the McKee Sons, and it sounds like it’s a 2015 sailing season event; but let’s say this year, maybe you guys pick up some new business or demand even accelerates further.  How quickly could you put that vessel into service if you needed it this year?

Ed Levy:                                                      I would say, Kevin, realistically sort of October 15th, November 1st would be the soonest that we’d put it into service; and again, we have not concluded whether we’re going to reintroduce that vessel into service.  Our budgeting and all of our scheduling and execution assumes that we will not bring that into service in the 2014 sailing season.

Kevin Sterling:                                          Okay, so would it require any special surveys or work or maintenance to put her into service?

Ed Levy:                                                      Yes, as we have expressed in the past, we’ve got to do a special survey on that vessel and we’ve got some steel work on it.  We’re in the process right now of looking at proposals on the cost to do that, and that’s the determinant from our perspective in terms of what the return on capital would be.  As we’ve talked about in the past, for us to put that capital into the vessel, Kevin, it would require that we restructure the lease with the owner of the vessel, and we have been actively engaged in dialogue with the owner of the vessel and we continue to pursue those discussions.

Kevin Sterling:                                         Okay, got you.  Thank you.  You guys talked a little bit about the current competitive landscape, and it looks like American Steamship is sending one of their vessels to the scrap yard as well as Algoma.  Is this an opportunity for you guys to pick up some incremental business?

Scott Bravener:                                        Kevin, the vessel that American Steamship is scrapping has been mothballed—is one of their three steamers that have not seen use since 2008, so it really doesn’t change the competitive landscape in the US.  It just removes some excess idle capacity, which we believe is a good thing.  Then the Algoma, they continue with their fleet replacement program.  It’s more replacing—as their new vessels come in, it’s replacing existing vessels, so really no change to the market.

Kevin Sterling:                                          Got you.  Okay thanks, Scott.  You guys talked about your salt business being strong this year.  What are you hearing from your customers regarding their needs this year?  Is there a chance this demand could be short-lived as they replenish their inventories, or do you think this could be a potential multi-year replacement cycle?

Scott Bravener:                                          As far as the salt business, Kevin?

Kevin Sterling:                                           Yes, as far as the salt business.

Scott Bravener:                                          Typically when we have a winter such as we just had, in the salt business it’s generally a two-year cycle getting caught up and replenishing inventories, based on a normal winter this coming winter.  If we have a semi-normalized winter this coming winter, it’s generally a two-year process to replenish the inventories back up to the safety factor, so we expect barring a normal winter, we should have at least two years of very good salt market.

Ed Levy:                                                        Kevin, just to add to what Scott was saying, all of the safety buffer at the salt pads was eliminated in this past winter, and so many of the salt docks that we’re dealing with are starting with zero or very little inventory at this point, so that’s why we’ve got some good visibility over the next couple of years, as Scott said, in terms of where that salt demand is going to be.

Kevin Sterling:                                           Okay, got you.  That makes sense.  That’s all I had today.  Thanks so much for your time this morning.

Laurence Levy:                                           Thanks Kevin.

Operator:                                                     We’ll take our next question from Matthew Dodson from J West LLC.

Jon Evans (for Matthew Dodson):            Can you talk a little bit, or will you disclose how much ’17 is going to cost you?

Ed Levy:                                                       Good morning, Jon.  At this point and as has been typical in our growth experience, whether that’s been changing out engines or purchasing vessels, for strategic and competitive reasons we have not wanted to disclose the dollar amount of the cost of the project.  The approval, capital approval that we received from our Board of Directors was based on an unlevered return on invested capital of approximately 15%, and given that that vessel is already substantially contractually booked, I think we feel very good in terms of our ability to achieve the revenue side of those projections.

Jon Evans:                                                   So can you just tell us when do you—you’ve said the second half of ’15, so can you give us any kind of more precise when you expect it to go into service and if there’s any delays from the shipyard, what is your recourse?

Ed Levy:                                                      We’ve got penalty days—as per our signed shipyard agreement, we have penalty days that the shipyard owes us for delayed delivery, and we would expect that the vessel should arrive into the Great Lakes sometime in the end of October to mid-November period of 2015.  That’s after transiting from Asia.

Jon Evans:                                                  Got it.  Can you talk a little bit about the payment structure of how you structured the payment with the shipyard, and then how you guys are planning on financing it?

Ed Levy:                                                       Sure.  The vast majority of the payment is due upon delivery of the vessel, and so that is in approximately a year and change, 15 months, Jon, so we’ve got quite a bit of runway over the next 15 months to evaluate our financing decisions.  In addition, we’ve got signed contracts underlying the use of that vessel, so we think that that certainly will be very beneficial as we think about financing.

      The upfront payments which represent less than a majority, obviously, of the conversion, have been fully financed already as part of our refinancing that we announced in March of 2014, so the cash is all on our balance sheet to do the upfront payments.

Laurence Levy:                                          Jon, this is Laurence.  I would also highlight that for the back end payments that are required, we do have several alternatives available to us, and what we are doing is just evaluating what’s the most cost efficient and flexible financing-wise from our perspective.

Jon Evans:                                                  But I assume—I mean, it’s a fair assumption you guys think your stock is cheap, you’re not going to issue equity to do it.  Fair?

Laurence Levy:                                          We will evaluate what we think is appropriate.  Obviously as Ed says, we’ve got quite a bit of runway.  We do think our stock is cheap – you are correct.

Jon Evans:                                                  Can you talk a little bit about, I guess, how many days are available on this vessel, and then can you talk also about how many days you have booked with the new contracts, and then also relative to those contracts, if they are take-or-pay or if there is any variability to the demand.

Laurence Levy:                                          Scott, you want to address that?

Scott Bravener:                                         Yes, well as Ed has already covered, the vessel is substantially booked on the basis of the days in hand for contracts beginning next year.

Jon Evans:                                                  So what does substantially—does that mean it’s all booked, Scott, or is it 90% booked, and how many days are available for it?

Scott Bravener:                                         There aren’t any days available for it right now, and it’s booked primarily with existing customers.

Jon Evans:                                                 Okay, got it.  Then the business that you won on that vessel, are you taking that from competitors or is that new business that’s coming on to the Lakes?

Scott Bravener:                                         Most of that is primarily market share gains, Jon, with existing customers.

Jon Evans:                                                 Okay.  Then can you just talk a little bit about in your last earnings, you basically said that you had or you were projecting 3,993 sailing days.  This quarter, you updated that for ’15 to 3,850, which is a difference of 143 days, but you said that you lost 162 in April, so it seems like you’re up 19 days; plus I think the gentleman that asked the first question was curious why you were only budgeting 53 in January when you did 200.  So can you just help us understand the plus-19 days that you kind of picked up, and what you’re seeing in the spot market also.

Laurence Levy:                                         Go ahead, Scott.

Scott Bravener:                                        As far as the discrepancy in the days, as we said, we sailed for 122 days in April versus the theoretical is 400—oh, that’s the Canadian fleet, sorry.  We sailed for 223 days in April versus the theoretical, which is—

Jon Evans:                                                  Three eighty-five, right?

Scott Bravener:                                         No—

Jon Evans:                                                  Right, so that means you lost 162 days, right?

Scott Bravener:                                        That’s not—I’m sorry, that was last year. May is 465, the maximum amount of days so it’s just the difference.

Joe McHugh:                                             It’s 30 times 15—

Scott Bravener:                                        Four hundred and fifty days was the theoretical maximum number of days in April that we could have sailed had facilities and conditions permitted.

     The spot market – as you know, we don’t do a lot of business, Jon, in the spot market.  Less than 5% of our business is typically spot market.  There isn’t a big spot market in the Great Lakes, but what is out there is fairly strong right now because of the compression in the market.  It’s a tight market for the balance of this season.

Jon Evans:                                                 Got it, and then the last question just to ask you, and you probably don’t want to give us this just because it’s a snapshot, but can you talk about or would you be willing to share with us kind of vessel operating margin per day in May?  I mean, your big thesis is you’re going to put more freight through with 15 ships and that demand is good and that utilization is going to be a lot better, which ought to drive your margin per day and you ought to get better utilization, so profitability should be really good if you’re successful.  So—

Ed Levy:                                                     Data-wise, Jon, what we’ve got as of today is we have what our revenues are and we know what our delay factors are.  We have not pulled together all of our costs.  We typically don’t have that by the 12th of June, and particularly at this time of year when we’re getting all of our K work done.  So again, I think as Scott said, I think we were pleased with our May revenue numbers.  We were pleased with our execution, zero days lost to incidents.  We haven’t lost a day due to incident thus far in the 2014 sailing season, and I think that we just have to continue to be very focused on operational execution.  The demand is there.  We’ve been saying that for the better part of the last five or so months.  We just have to focus on executing, and that’s where management’s attention will remain.

Jon Evans:                                                 Okay, thanks.  I’ll get back into the queue.

Laurence Levy:                                         Thank you, Jon.

Operator:                                                   Ladies and gentlemen, as a reminder, if you would like to ask a question, it is star, one on your telephone keypad.  We’ll go now to Rick Dauteuil from Columbia Management.

Rick Dauteuil:                                          Some of my questions were answered related to the shipyard contract.  Are there provisions for cost overruns, or how do you anticipate dealing with those?

Laurence Levy:                                         Rick, basically it’s an agreed upon price for the ship, and therefore we do not anticipate any cost overruns.  We were very, very careful in the way we structured this contract, trying to address many of the risks that certainly our shareholders have raised on this call, and we could conceive of, including cost overruns, delays, anything like that.  We think we’ve got the bases well covered.

Rick Dauteuil:                                           Is there any—so you talked about penalties for delayed deliveries outside the window that you talked—that I think Ed referred to.  Are there any premiums for early delivery?  Are there any incentives?

Ed Levy:                                                     Yes, there are, Rick.  There are incentives to the yard for early delivery, and the economic profit that we generate from the vessel on a per-day basis exceeds the—obviously exceeds the incentive that we’re giving the yard, but we want to give the yard every opportunity to get us that vessel as soon as possible.

Laurence Levy:                                          That would be the very best outcome, Rick, if they did deliver early and we paid that premium.

Rick Dauteuil:                                           No, I understand that.  Okay.  The salt mine issue last year, is that fully resolved?  Is that impacting your business?  I know salt is going to be up very nicely this year, but was that issue fully resolved or does that still have some overhang?

Laurence Levy:                                           Scott?

Scott Bravener:                                           Rick, that issue is fully resolved.  The mine has been at full production since late November of last year.

Rick Dauteuil:                                            What was the fix to the mine a temporary fix or a permanent fix?

Scott Bravener:                                          There were some remedial measures taken.  I can’t speak for their business, but it was more of a safety issue at the time.  They had to confirm that there was no safety issues for their employees working  underground, and they’ve determined that there is not. They have taken come remedial safety measures to ensure that going forward, but the asset is a long-life asset, reserves for out into—well into the foreseeable future and there is no impairment to that asset.

Rick Dauteuil:                                           Okay.  You made one reference to the software having a positive impact, the software that you’ve implemented.  Are you getting the full benefit of that now, or what’s, I guess, the status of your use of that new software?

Ed Levy:                                                       We’re getting the benefit of the data, Rick, and frankly May was the first month that we got good data.  Now we’re in the process of putting together the reports and mining the data, but we need several more months and some more trip history to really begin to leverage the quality of the data that we now have at our disposal.  But it certainly appears to be very powerful, what we’re receiving thus far.

Rick Dauteuil:                                            Okay, so when you go to renegotiate with your customers the next time, you’d expect to see—you’d expect to be able to use that information in those negotiations.

Ed Levy:                                                         Yes.

Laurence Levy:                                           Hopefully that coupled with the fact that demand is now relatively stronger, Rick, over time will give us an opportunity to have some discussions with customers when we do have some negotiations occurring.

Rick Dauteuil:                                           Okay, and then I forgot who mentioned it, but you said mix will be better this year.  You talked about very strong growth in iron ore.  You also said price would be better this year.  Can you quantify that?

Laurence Levy:                                           I think we did indicate earlier in the call, Rick, that the mix issues that occurred previously had cost us somewhere in the ballpark of about $3.5 million last year compared to the prior year, and we are anticipating stronger return to historic mixes this year.  It’s difficult to quantify exactly where that will come out, but you know, certainly the $3.5 million is a useful guide.

Rick Dauteuil:                                           Okay, but if you look at each category, you talked about what you expected the growth to be this year.  Would you be willing to break that down either in aggregate or—not aggregates the category, but in total or by category on price?  What is your pricing up year-over-year overall?  I understand mix is better.

Laurence Levy:                                           Scott, can you make any comments on that?

Scott Bravener:                                           No, we’re not prepared to discuss customer pricing at this point, and also you need to take into effect the positive impact of the rebalancing the commodity mix, but also we have to take our April results into consideration when you’re looking at the overall year.

Rick Dauteuil:                                           Okay.

Ed Levy:                                                      Rick, I would add to that.  Given the nature of our business being long-term contractual, the increase in demand on a go-forward basis will help us in future contract discussions, so you may not see it in the 2014 sailing season.  I think the management team would express to you that the larger opportunity is to drive the percentage of time and revenue generating condition by better scheduling and by virtue of the new business that we captured in 2013 that’s starting in 2014.  I think to the extent that you see expansion in vessel margin per day in 2014, which we are expecting, it will be more by virtue of better utilization of the equipment, quite frankly, versus price.  I don’t think we’re—I guess to simplify, I don’t think we’re at the—we haven’t seen price increase yet.  We think we can control and drive vessel margin per day increases just by running our ships more efficiently and being very focused on operational execution.

Rick Dauteuil:                                           Okay, thank you.  That clarifies that point, thanks.  That’s all I have.

Laurence Levy:                                           Thank you, Rick.

Operator:                                                     We will take a follow-up question now from Matthew Dodson from J West.

Jon Evans (for Matthew Dodson):           Can you just talk a little bit about, I guess, where you are, the thoughts from the management structure, if you’re going to put in place a CEO?

Laurence Levy:                                           John, our Board continues to evaluate our structure on an ongoing basis.  At this point in time, though, there is no such plan.  We believe the Company is operating effectively and efficiently, but again, the Board does continue to evaluate it and we’ll continue to do so in the future.

Jon Evans:                                                  Then the next question - and this is an offshoot of Rick’s question, if I could just ask it a different way.  So when you go into not this year’s sailing season but next year’s sailing season, which would be ’16, how much of your business is up for renegotiation as a percentage, roughly, and do you think with the demand that you’re seeing this year, that there would be potential to get better pricing?

Laurence Levy:                                           Scott?

Scott Bravener:                                          Jon, probably less than 10% of our business is up at the end of this year for renewal.  There’s not a large portion of our mix that comes off at the end of this year, but we do see a positive pricing environment, I guess, to answer that question.

Jon Evans:                                                 Okay, and then you renegotiated the preferreds with Knott.  You have the ability to take out half of them, basically, at a strike, kind of, with no premium.  Can you just help us understand if you execute into the sailing season, do you think you’d take out the preferreds?  It seems like you can pick up, I don’t know, 600 basis points or 500 basis points with where your short-term financing is and reduce the share count.  So can you talk about your thoughts?

Ed Levy:                                                      I think, Jon, with regard to redeeming half of the preferred, we clearly see that as an opportunity.  We’re paying 7.75% on that piece of paper right now, and so we very much would like to capitalize on the ability to buy it out at par, and it’s something that we’re going to continue to look at and evaluate and think about, frankly.  Again, we think that there’s value—we think that there is some more value creation in our balance sheet to the extent that we can redeem half of that convertible preferred.

Jon Evans:                                                  Got it, and then Kevin alluded to Algoma scrapping that one vessel.  I think Algoma has to make a decision if they’re going to invest in their fleet here by July, and if not, potentially they could lose some more business.  Do you have any insights at all on if you think they’re going to invest in their fleet, and if they don’t, how much business potentially could be up for grabs?

Ed Levy:                                                       I think it would be inappropriate for us to make any judgments as to what Algoma does.  We’ve said in the past and continue to believe that they are a terrific competitor, and we’ve got a tremendous level of respect for the way that they run and operate their business.  We’re just going to continue to focus on our operational execution and move the tonnage that we know we have contractually available to us in 2014, and we’ll let everything else take care of—everything else will take care of itself, in our minds.

Jon Evans:                                                  Got it, and then just a last question: you’ve seen train speeds, et cetera, slow down.  There’s a lot of oil being transported by train.  Can you talk about if you’re seeing customers that have not normally used the Lakes starting to come to you and talk about moving freight relative to the Lakes as opposed to train?

Laurence Levy:                                           Scott?

Scott Bravener:                                           Jon, we are seeing some of that more on a spot basis with the difficulties people have had getting in some of their rail service.  As you are aware, most bulk commodities that can move by water on the Great Lakes do move versus rail; it’s more efficient to move it by water and more cost effective, but there are some movements we’ve seen with fertilizers, et cetera, into the Midwest where customers have had difficulty getting service, where they’re looking to come back on to the water.  So yes, we are seeing some opportunities.  I wouldn’t say it’s widespread, Jon.

Jon Evans:                                                  Okay, and I do apologize because I did have one more.  You used to break out your SG&A for RLOG versus what’s the SG&A at the Parent.  Would you be willing to give that for last fiscal year, Joe, or—

Joe McHugh:                                            We do.

Ed Levy:                                                      We did, John.

Joe McHugh:                                            It was $9 million for the operating companies and $3.2 million for the parent company, and we break that out every quarter and every year, and you’ll see that in the transcript we’ll file with the 8-K.

Jon Evans:                                                 Okay, great.  Thank you.

Laurence Levy:                                        Thank you.

Operator:                                                 Ladies and gentlemen, this does conclude today’s question and answer session.  I’d like to turn the conference back over to today’s presenters for any additional comments.

Laurence Levy:                                        Thank you, Operator, and thank you to all our participants on the call.  We appreciate your interest in Rand.  We look forward to keeping you updated as we progress throughout sailing season, and look forward to speaking to you in the foreseeable future.  Thank you.

Operator:                                                   Ladies and gentlemen, this does conclude today’s conference and we thank you for your participation.